Exhibit 99.2

IHOP Corp.

Fourth Quarter and Fiscal 2004 Call Script

Operator Introduction — Welcome and Instructions

Good day ladies and gentlemen, and welcome to IHOP’s Fourth Quarter and Fiscal 2004 conference call.  As a reminder, today’s conference is being recorded.  We do ask that you stay on the line for the duration of today’s call, as we will be conducting a question-and-answer session.  Directions on how to participate will be given at the end of management’s introductory remarks.

And now for opening remarks and introductions, I would like to turn the call over to Stacy Roughan, please go ahead.

Stacy Roughan — Welcome and Safe Harbor

Good morning and thank you for participating on IHOP’s Fourth Quarter and Fiscal 2004 conference call.  Today, with us from management are Julia Stewart, President and CEO, and Tom Conforti, CFO.

Before I turn the call over to Julia and Tom, I would like to inform you that today’s conference call contains forward-looking statements.  These forward-looking statements include such words as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” or other similar terminology.  These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements.

These factors include, but are not limited to: risks associated with the implementation of the Company’s strategic growth plan, the availability of suitable locations and terms of the sites designated for development; the ability of franchise developers to fulfill their commitments to build new IHOP restaurants in the numbers and time frames covered by their development agreements; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond IHOP’s control such as weather, natural disasters or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the IHOP brand and concepts by guests and franchisees; IHOP’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in IHOP’s filings with the Securities and Exchange Commission, news releases and future conference calls. Forward-looking information is provided by IHOP pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, IHOP disclaims any intent or obligation to update these forward-looking statements.

Now, I’d like to turn the call over to Julia Stewart.

Julia Stewart — 2004 Performance Drivers

Thanks, Stacy, and welcome to everyone participating on the call.  2004 was a great year for IHOP.  We’ll share the details of that performance with you.  And, we’ll also provide you with an update on our efforts to energize the brand, improve operational performance and maximize franchise development — as all of these strategies worked together to sustain strong system momentum in 2004.

2004 was the last year of our transition from our old business model to our new business model.  During the year, we experienced many of the benefits of our model shift and met our performance expectations.  In 2004, our profit performance was driven by higher profits in the Franchise Operations and Rental Operations segments due to strong same-store sales results and growth in the total number of effective restaurants.  We also benefited from significantly reduced losses in Company Operations due to the refranchising of many Company-operated restaurants and selective restaurant closures.

Cash from Operations came in better than our expectations, and Capex was dramatically reduced from prior years.  In 2004, we began to generate significant Free Cash Flow — Cash from Operations less Capex — of $50.4 million [dollars] as we held Capital Expenditures to $16.6 million [dollars].  This performance reflects a two-year turnaround in Free Cash Flow of $114 million [dollars].  We returned cash to shareholders through dividend payments totaling $20.7 million [dollars] last year.   We also continued to make progress on our share buy back activities as well.  During fiscal 2004, we bought back approximately 1.8 million shares at an average price of $36.45 [dollars/cents].

Since the announcement of the share repurchase authorization in January 2003, we have bought back approximately 2.3 million shares, of which approximately 160,000 shares were bought in the fourth quarter 2004.

Now, let’s take a closer look at our EPS performance.  In the fourth quarter, we reported a 19.0% increase in net income to $10.5 million [dollars], or an increase of 26.8% in diluted income per share to $0.52 [cents].  Excluding charges related to the one-time repositioning of Company-operated restaurants and a gain from the sale of real estate, net income for the fourth quarter 2004 would have increased 14.8% to $10.0 million [dollars], or an increase of 22.5% in diluted net income per share to $0.49 [cents].  This increase was primarily attributable to the impact of a 53rd week for the fiscal year, which fell in the fourth quarter 2004, adding approximately $4.0 million [dollars] on a pretax basis.

For fiscal 2004, we reported a decrease of 9.1% in net income to $33.4 million [dollars], or a decrease of 5.3% in diluted net income per share to $1.61 [dollar/cents].  Excluding repositioning charges and real estate sale gains, net income for 2004 would have increased 6.7% to $40.7 million [dollars], or an increase of 10.7% in diluted net income per share to $1.96 [dollar/cents].  This increase was primarily attributable to the 53rd week effect.  Tom will walk you through a detailed discussion of the impact of the 53rd week in a few minutes.

System-wide same-store sales increased 4.3% for the fourth quarter 2004 due to the success of our Sweet Caramel Combos breakfast promotion in November and December, and Never Ending Popcorn Shrimp, which finished its promotional run in October.  For the second straight year, we set a record for same-store sales growth coming in at 5.3% for the full-year.  This is the highest level of same-store sales growth in the last 12 years.

Turning to traffic growth and guest check average, there are approximately 200 restaurants for which we have 18-month pollable data.  From these restaurants, we can tell you that the majority of our same-store sales increases for 2004 came from guest check average while traffic growth remained positive.

Turning to daypart mix, based on weekly sales analyzed from approximately half of our restaurants at the end of 2004, 36% of our sales occur at breakfast, and approximately 27% occur at lunch.  6% of sales are generated in the carryover period between lunch and dinner.  And, dinner represents approximately 15% of sales.  Late night, which we define as 8:30 p.m. to 10:00 p.m., represents 5% of sales.  For restaurants operating extended hours or some form of 24-hour operations, graveyard contributed 11% of sales between the hours of 10:00 p.m. and 6:00 a.m.  Regardless of the time of day ordered, approximately 71% of all items sold at IHOP are breakfast.

One of our key, longer-term goals is for guests to be just as eager to enjoy IHOP at lunch and dinner as they are at breakfast.  We have a three-pronged strategy to grow beyond the breakfast day part, including promotions that feature lunch and dinner items, core menu enhancements and our restaurant remodel package, which will improve the overall guest experience throughout the day.

Our 2004 sales performance clearly demonstrates that our brand energizing strategies continue to produce solid results.  Continuing a successful launch of network television media and our new advertising campaign, we implemented three promotions in 2004 supported with network media and three others supported with local media.  The combined impact of the media, the creative campaign and the execution at the store level helped us achieve our 12-year record high same-store sales increase of 5.3% in 2004.

Our dedication to operational excellence continued to produce meaningful improvements throughout our system in 2004.  Nearly two years ago, we established a rating system whereby all franchisees were evaluated and rated on a quantifiable “A” through “F” scale.  More than 70% of franchisees are now rated an “A” or a “B” based on this system.  This reflects a marked improvement from the rating system’s inception in 2003 when less than 50% of the Company’s franchisees received an “A” or a “B” rating.  Additionally, we have been successful in removing many of our franchisees rated as “D” or “F” operators.

In 2004, we redesigned our restaurant manager training program, which now includes a simulation that allows managers to gain deep insight in to how decisions they make at their restaurants can affect the overall business.  There is truly nothing like it in our industry!

In 2004, we established a Call Center to improve our responsiveness to franchisee needs and guest inquiries.  Our Call Center now fields all guest and franchisee calls for quick resolution or routing to the appropriate individual for resolution.

Last year, we made statistically significant improvements in our Mystery Shop scores, particularly in the area of hospitality.  This included improved greet and depart acknowledgement of our guests, as well as improved service level scores.  Overall guest satisfaction also improved, which goes hand-in-hand with hospitality and service improvements within our restaurants.

Earlier this month, we held our best National Operations Meeting ever.  Our Franchise Business Consultants experienced three days of learning, training and the sharing of best practices.   As a result, our FBCs are better prepared than ever to partner with our franchisees in making their business more successful.

To take advantage of economies associated with system-wide volume purchasing, we developed an improved procurement process by collaborating with our franchisees.  Now, we can secure pricing agreements and ensure availability for most major products carried in IHOP restaurants, which we expect will generate approximately $5 million [dollars] in system-wide cost of goods savings for our franchisees in 2005.

2004 was a breakthrough year for our IT department as they installed more than 270 MICROS Point-of-Sale systems.  Now, more than two-thirds of our restaurants have pollable POS systems.   In 2005, we expect approximately 150 additional MICROS installations.

Finally, our commitment to maximize franchise development paid off as franchisees and our Florida area licensee opened 41 restaurants last year — in line with our expectations for 2004.  IHOP Corp. also opened two restaurants in our dedicated Company market of Cincinnati.  And, we developed our last four restaurants under the old model in 2004.

Our development pipeline continues to grow with signed franchise development agreements and options covering 287 new IHOP restaurants as of the end of 2004.  We have an additional 41 IHOP restaurants, for which legal agreements are being finalized.  This gets us to the low end of the 300 to 700 more restaurants we believe are possible in the domestic U.S.  Finally, we are very excited about many deals currently being discussed in various parts of the country, which are expected to add to this amount.

We have affected dramatic change at IHOP over the past two years.  We successfully changed our Company’s formula for growth from a Company-funded development approach to a franchisee development effort.  This has allowed us to focus on re-energizing unit level growth, which we have accomplished over the past 24-months.   Just yesterday, it was announced that the International Foodservice Manufacturer’s Association (IFMA) awarded IHOP its organization’s prestigious Silver Plate Award.  The award recognizes companies that have demonstrated leadership, notable achievement and have made lasting contributions to the advancement of the food service industry.  This is a coveted award that illustrates the industry’s recognition of our success to date, and how far IHOP has come in just a few short years.

Now, I’d like to turn the call over to our Chief Financial Officer, Tom Conforti, for a more detailed discussion of our fourth quarter and fiscal 2004 financial results.

Tom Conforti — 4Q04 Performance Detail

Thanks, Julia, and good morning everyone.  Today, I’ll walk you through our performance for the quarter and full year 2004.  First, let’s begin with our bottom line.

As Julia mentioned, we reported a 19.0% increase in net income to $10.5 million, or an increase of 26.8% in diluted income per share to $0.52 in the fourth quarter 2004.  During the quarter, IHOP’s earnings were impacted by pre-tax impairment and closure charges of $982,000 related to the strategic repositioning of Company-operated restaurants.   In addition, we benefited from a gain of $1.8 million on the sale of real estate associated with former Company-operated units.   Excluding these charges and the gain from the sale of real estate, net income for the fourth quarter 2004 would have increased 14.8% to $10.0 million, or an increase of 22.5% in diluted net income per share to $0.49.   This increase was also due to the impact of a 53rd week for the fiscal year, which fell in the fourth quarter 2004.  The impact on comparisons of this additional week totaled approximately $4.0 million on a pretax basis.

Turning to our performance for full year 2004, we reported a decrease of 9.1% in net income to $33.4 million, or a decrease of 5.3% in diluted net income per share to $1.61.  Our bottom line performance for fiscal 2004 was impacted by pre-tax impairment and closure charges of $14.1 million, which were primarily related to the strategic repositioning of Company-operated restaurants.  Our fiscal 2004 results also benefited from a gain of $2.3 million recognized upon the sale of three real estate properties during the year.  Excluding these charges and the gain from the sale of real estate, net income for 2004 would have increased 6.7% to $40.7 million, or an increase of 10.7% in diluted net income per share to $1.96.  This increase reflects the performance of our core business as strong same-store sales results and growth in the total number of effective restaurants drove our profit performance in fiscal 2004.  These two factors helped offset the expected decline in our business from exiting our old business model.  The 53rd week in 2004 also contributed to overall profit growth.

Now, let me briefly cover our quarterly profit performance highlights by our four key reporting segments.

Franchise Operations profit increased by 11.4% to $21.4 million for the fourth quarter and 8.1% to $82.0 million for fiscal 2004.  Segment revenue grew by 12.5% to $157.6 million for fiscal 2004.  Aggregate profit for the year grew due to a 14.4% increase in franchise retail sales as a result of an 8.1% growth in effective units as well as our exceptional 5.3% same-store sales performance for the year.  The 53rd week in fiscal 2004 added approximately $1.5 million in pretax profit to this segment.  Franchise Operations profit was partially offset by a decrease in core franchise fees associated with the franchising of 28 fewer restaurants in 2004 than in 2003.  Franchise Operations expense grew 17.6% primarily due to increased sales.  The Company also increased support of MICROS installations, our automated Point-of-Sale system, through a higher franchisee purchase subsidy.  In addition, the Company increased its support of advertising through higher contributions in 2004 than in 2003.

In 2005, Franchise Operations segment profit is expected to range between $88 million and $92 million.  Increasing same-store sales and new unit franchising will be this segment’s primary profit performance drivers this year.

Rental Operations profit increased by 35.5% to $10.3 million for the fourth quarter and by 18.7% to $36.4 million for fiscal 2004.   Aggregate profit for the year grew primarily due to an increase in effective operating subleases of 11.3% to 561 in 2004 compared to 504 in 2003.  This drove Rental Operations revenue 12.4% higher in 2004 than 2003.  The 53rd week in fiscal 2004 also added $2.0 million in pretax profit to this segment.  Essentially, 53rd week effect came about due to our collecting an extra week of rent with no offsetting expenses because we pay our rent obligations monthly.  Rental Operations expense grew 10.1% due to this increase in the number of operating leases.

In 2005, Rental Operations aggregate profit is expected to decline to between $33 million and $37 million.  This decline is exclusively due to the effect of the 53rd week in 2004.  Taking out the effect of 2004’s 53rd week, the profit performance of Rental Operations would essentially be flat in 2005.

Turning to Company Operations, our loss in this segment decreased 79.1% to $600,000 in the fourth quarter and decreased 54.3% to a loss of $3.1 million in fiscal 2004.  For the year, this improvement reflects a 59.7% decrease in effective Company Restaurants due to our successful refranchising efforts.  Additionally, we closed 11 Company-operated restaurants, nine of which were related to our repositioning efforts.  We ended 2004 with 10 Company-operated restaurants versus 44 at the end of 2003.

In 2005, Company Operations performance will continue to improve as we expect an aggregate loss of approximately $1 million to $1.5 million.  This improvement is expected to come about as we effectively refranchise all of our Company-operated restaurants by the end of the March.  And, we benefit from the annualized effort of 2004’s successful refranchising efforts.

Finally, let’s turn to Financing Operations. Financing Operations segment profit decreased as expected by 56.8% to $3.0 million for the fourth quarter, and by 45.9% to $15.7 million in fiscal 2004.  These decreases were primarily due to our decision to exit our old business model.  In 2004, IHOP developed and financed four restaurants versus 48 in 2003 as we transitioned away from Company led development efforts.  As a result, revenue in this segment decreased 47.5% to $38.1 million.  In addition, due to the declining long-term note balances at the end of 2004 versus 2003, the Company recognized less interest income in this segment.

In 2005, Financing Operations segment profit is expected to be approximately $10 million to $14 million.  Profit will be impacted by the elimination of extraordinary franchise fees related to development under our old model in 2005 versus the four restaurants we developed under the old model last year.  Also, note interest will continue to decline in 2005 as notes continue to be paid by our franchisees.

Moving to General and Administrative expenses, G&A increased 9.7% to $59.9 million for fiscal 2004.  The primary drivers of G&A growth in 2004 were increased depreciation expenses related to new Information Technology projects, and increased travel and convention expense for our National Franchisee and Operations meetings in 2004.  Additionally, we incurred increased recruiting and relocation expenses associated in part with the development of our dedicated market in Cincinnati.  Finally, as with most public companies, increased professional services expenses were incurred due to the implementation of Sarbanes-Oxley.

In summarizing our P&L for 2004, you can see that we had a number of one-time financial events, which ought to be considered when evaluating 2005 targets.  As I mentioned, there was $14.1 million in one-time impairment and closure charges primarily associated with the Company restaurant repositioning effort.  In addition, the 53rd week effect totaled approximately $4.0 million pretax profit in 2004.  Finally, the Company recognized a $2.3 million pretax gain in 2004 on the sale of real estate.  Excluding these extraordinary 2004 events, our bottom line profit expectation for fiscal 2005 of $2.02 to $2.12 per diluted share represents 10% to 15% growth in 2005 versus 2004.  We believe this comparison provides the most appropriate view of our comparable earnings growth in 2005.

Moving to our Cash Flow statement, total Cash Flow from Operations decreased slightly in fiscal 2004 to $67.0 million compared to $71.3 million in fiscal 2003.  In addition, we substantially reduced Capital Expenditures from $80.5 million in 2003 to $16.6 million in 2004 as we see the significant benefit of the shift to franchisee-funded development of new restaurants.

Free Cash Flow — which Julia defined earlier as Cash from Operations less Capex — came in at the high end of our expectations at a positive $50.4 million in fiscal 2004 versus a negative $63.6 million in 2002 — the last full year of development under our old business model.  As Julia mentioned, that’s a $114.0 million turnaround in just two years.

In 2005, we expect Cash from Operations to range between $55 million and $65 million, and Capex is expected to range between $11 million and $13 million.  That makes our 2005 Free Cash Flow range between $42 million and $54 million.  We also expect to generate an additional $15 million to $20 million in cash from the pay down of franchisee notes.  When combined with our Cash from Operations, these two combined sources of cash are expected to generate $70 million to $85 million in 2005.  In addition, debt repayment will be approximately $9 million.

Now, turning to the balance sheet, the balance of cash, cash equivalents and marketable securities at the end of fiscal 2004 decreased by 20.4% to $58.5 million from $73.5 million at the end of 2003 primarily due to our share repurchase activity.

Our longer-term asset categories showed a continuing gradual decline, as expected, due to our business model change.  Long-term receivables decreased to $337.2 million in 2004 from $354.0 million at the end of 2003.  This had two components.  First, franchisees paid off $22.1 million in note and equipment principal.  Offsetting this was an increase of $11.1 million in franchise fee and equipment note balance additions brought about through our refranchising of

Company-operated restaurants.  The balance of property and equipment decreased 2.6% to $318.9 million from the end of last year.

Now, I’d like to update you on our progress to refranchise Company-operated restaurants in 2004.  Last year, we successfully refranchised 37 restaurants and closed 11 restaurants, nine of which were related to our repositioning efforts.  There are six Company-operated restaurants remaining, which we believe we will refranchise by the end of March.  We will continue to operate two restaurants with short lease terms and close them upon lease expiration.

Our Board of Directors declared a quarterly cash dividend of $0.25 per common share paid on February 22, 2005 to shareholders of record as of February 1, 2005.  Since we began paying a dividend in May 2003, we have returned $36.8 million of cash to shareholders through regular dividend payments.

Now, I’d like to turn the call back to Julia.

Julia Stewart — Q&A Wrap Up

Thanks, Tom.  Before I open the call for your questions, I would like to reiterate our key performance guidance and assumptions for 2005.

In 2005, we expect earnings per diluted share to range between $2.02 [dollars/cents] and $2.12 [dollars/cents].  We expect same-store sales to be in the range of 2% to 4%.  And, we expect our franchisees and area licensee in Florida to develop and open 60 to 68 restaurants this year.

Our commitment to investors is that G&A growth will not exceed the growth of our core business revenue.   We established a strategic framework that limits G&A spending to only those initiatives that will support same-store sales growth and momentum; enhance the IHOP brand; and drive operational and food safety improvements throughout our system.

In 2005, we will remain committed to our three core strategies:  energize the brand, improve operational performance and maximize franchise development.

Key brand energizing initiatives include:  the addition of a fourth flight of network advertising; the introduction of six unique product promotions; the completion of 225 to 250 remodels at franchise restaurants; and the roll out of a new core menu in May.  Additionally, we are hopeful to release our new prototype building to the IHOP system by the end of 2005.

In 2005, we will support operational excellence with a focus on improving “C” operators.   We have a tremendous opportunity to impact and influence “C” operators to improve their restaurant operations by providing new and better tools for improved execution at franchised restaurants.

We will maximize franchise development by continuing to recruit new and existing franchisees for restaurant development.  Additionally, we are examining ways to unlock larger franchise opportunities in under developed markets, and we are looking at expansion opportunities outside the U.S. in Canada and Mexico.  However, both of these initiatives are in very early stages.

I’ve been with IHOP for a little more than three years now, and we have made a tremendous amount of progress during this time.  I want to recognize the integral role our franchisees have had in our success.  Their contribution has been invaluable, and the support they’ve provided has transformed our Company.  Much of our success would not have been possible without their dedication and effort.   We look forward to continuing to work together as one team to make the IHOP system the best that it can be, and to become number one in family dining.

With that, Tom and I would be happy to answer any questions you might have.  Operator?

Julia Stewart — Closing Remarks

Thanks again for joining us today.  Should you have any follow up questions, Tom and I are here and available, so just give us a call.

Also, I’d like to remind you about our first Investor Day which will be held in Cincinnati at our new Company restaurants on May 12th.  For more information, you may contact Stacy Roughan, our Director of Investor Relations, here at the Restaurant Support Center in Glendale.

We look forward to speaking to you on our first quarter 2005 investor call on Thursday, April 28th.